Exhibit 99.1
Neptune Insurance Holdings Appoints David Noble to Board of Directors
Veteran advisor to CEOs and boards brings decades of leadership, strategy and financial services experience
ST. PETERSBURG, Fla., September 30, 2026 – Neptune Insurance Holdings, Inc. (NYSE: NP), the parent company of Neptune Flood Incorporated, a leading AI-native managing general agent, today announced that David Noble has been appointed as an independent member to its Board of Directors, effective September 30, 2026.
Noble founded VIEW Advisors, which advises CEOs, their leadership teams, boards of directors and investors around the world on leadership and strategy. He is a senior advisor to Egon Zehnder, and the Institute of Coaching (a Harvard Medical School affiliate) and sits on the boards of Amylu Foods and Demakes Bros. Thinkers50 has named him one of the world's top coaches for multiple years including 2026. He co-wrote Real-Time Leadership (Harvard Business Review Press).
Before VIEW Advisors, Noble was a senior executive at RBC and Morgan Stanley. His roles there included head of strategy, CEO of the world's first digital retail bank and head of the world's first digital brokerage. He later sat on the executive committees of two global strategy consultancies: as a global practice leader at Kearney and as head of Asia Pacific at Oliver Wyman. He also served on the management advisory board of TowerBrook Capital Partners, and on the boards of Wilton Brands and SFNB Bank.
"I've known David for more than 25 years, and there's no one I'd rather have in the room when the stakes are high," said Trevor Burgess, Chief Executive Officer of Neptune. "He has spent his career advising the most senior CEOs and boards in the world, and he's also built and run businesses himself, including the world's first digital bank. That combination of perspectives will be a terrific addition to our board. We have so much incredible work ahead of us, and I'm thrilled David will be part of it."
"Neptune has shown what's possible when artificial intelligence and data science are applied to one of the most underserved risks in America," said Noble. "I've watched Trevor build great companies for a long time, and I'm excited to help Neptune's board and leadership team work to grow the company and expand its reach."
About Neptune Insurance Holdings, Inc.
Neptune Insurance Holdings Inc. (NYSE: NP) is the parent company of Neptune Flood Incorporated. Neptune Flood is a leading, AI-native managing general agent offering a range of easy-to-purchase residential and commercial insurance products, including primary and excess flood insurance, distributed through a nationwide network of agencies. Leveraging proprietary artificial intelligence and advanced data science, Neptune delivers fast and accessible coverage for residential and commercial properties across the United States. The Company operates without human underwriters, using Triton®, its cutting-edge platform to streamline underwriting, pricing, and policy issuance.
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